Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS FOURTH QUARTER AND
RECORD FISCAL 2009 RESULTS
2009 Net Income up 90% to $10.2 Million or $0.91 Per Diluted Share
HOUSTON, TX — October 13, 2009 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the fourth quarter and year ended July 31, 2009.
Overview of Year End and Fourth Quarter Results
KMG’s financial results for the year ended July 31, 2009 set new records for the Company. Net sales rose 24% to $190.7 million producing operating income of $20.8 million, and net income of $10.2 million or $0.91 per diluted share. In fiscal 2008, net sales were $154.4 million resulting in operating income of $11.5 million, and net income of $5.4 million or $0.48 per diluted share.
For fiscal 2009, Wood Preservatives generated $94.0 million or 49% of fiscal 2009 net sales; Electronic Chemicals generated net sales of $85.8 million or 45% of the total, while Animal Health generated net sales of $10.9 million, or 6% of the total. In fiscal 2008, Wood Preservatives generated net sales of $81.6 million, or 53% of total net sales; Electronic Chemicals (acquired effective December 31, 2007) generated $61.2 million or 40% of fiscal 2008 sales; and Animal Health generated net sales $11.7 million or 7% of fiscal 2008 sales.
For the fourth quarter, net sales of $48.4 million resulted in operating income of $9.4 million and net income of $4.9 million. This represents a 359% increase in operating income and a 761% increase in net income compared to $2.0 million and $571,000, respectively in the fourth quarter of 2008. Diluted earnings per share for the final quarter of 2009 were $0.44 compared to $0.05 in the fourth quarter of the prior year.
Of the $48.4 million in fourth quarter 2009 net sales, Electronic Chemicals contributed approximately $20.8 million, Wood Preservatives generated $23.8 million and Animal Health contributed $3.8 million. In the fourth quarter of fiscal 2008, Electronic Chemicals generated $26.4 million, and Wood Preservatives generated $21.7 million and Animal Health generated net sales of $3.2 million.
Neal Butler, President and CEO of KMG, commented, “The record results of fiscal 2009 were achieved despite an extremely challenging year, which required extraordinary effort and teamwork to maximize efficiencies, strip out unnecessary costs and redundancies, and improve profitability with virtually no growth in volumes. The other major accomplishment of fiscal 2009 was generating cash flow sufficient to fully repay our revolver, leaving $35 million of borrowing availability on that credit facility as well as a strong cash position at year end.”

Discussing KMG’s Electronic Chemical business, Mr. Butler continued, “Throughout most of the past year, the Electronic Chemicals business was hurt by the global recession in general and more specifically, the contraction of the global semiconductor market. We were therefore pleased with the incremental improvement in Electronic Chemicals in our fiscal fourth quarter from the lows of earlier this fiscal year. Because of our business concentration in the U.S., a market which proved far more resilient than Asia, combined with aggressive cost reductions, we maintained profitability in the U.S. market despite lower sales. The more severe contraction in the European semiconductor market, however, resulted in an operating loss at our European operation based in Milan.”
He continued, “While our Electronic Chemicals business as a whole is efficiently structured to be a profitable enterprise in this recessionary environment, the peak returns that we ultimately expect to generate will require a rebound in semiconductor sales. At this point in time, we anticipate seeing at least a partial recovery in the Electronic Chemicals business during fiscal year 2010, and believe that our new cost structure for the business has increased our operating leverage and will yield a significant improvement in profitability.”
Mr. Butler noted, “Our Wood Preservatives business continued to perform well in the fourth quarter and has proven to be unusually resilient in this economy. For the year as a whole, Creosote revenues rose 22.8% to $67.8 million, with the increase primarily due to higher prices, as volume was down about 4.1% due to slightly weaker demand. U.S. supplied creosote suffered some in-season shortages, but we were able to secure additional quantities from international sources to fully meet requirements from our customers, and we are confident that we will be able to continue to meet market demand going forward. In fiscal 2009, demand by railroads for crossties treated with creosote continued near the top of its historical range, however, we expect to see some further easing in purchasing by railroads in calendar year 2010.”
Discussing Penta, Mr. Butler noted, “Penta sales eased in the fourth quarter, decreasing 4% to $6.3 million compared to $6.5 million in the prior year period. Penta is used to treat approximately 45% of the utility poles in the U.S. Despite the recession, utility company demand for poles treated with Penta held steady in fiscal 2009 as compared to the prior year. For the fiscal 2009 year, net Penta sales were $26.2 million, as compared to $26.4 million in the prior year, and we expect sales relative to 2009 to be marginally less to flat in fiscal 2010. Based upon the recent surge in chlorine prices, a raw material used to produce Penta, we expect to see some erosion of our Penta margins, at least in the first half of the new fiscal year.”
Mr. Butler continued, “Animal Health sales in the fourth quarter were $3.8 million, compared to $3.2 in the same period of 2008. For the fiscal 2009 year, sales in this segment were down 6.2% year over year as the high costs for feed, fuel and fertilizer continued and led our customers to economize by reducing ectoparaciticide purchases. Based upon the ongoing weakness in livestock, dairy and poultry markets, we have taken certain costs out of the business and maintained profitability in fiscal 2009. We also are actively working on strategic alliances to expand the distribution of our products in this market as well as continued efforts to extend product lines and pursue potential acquisitions.”
Mr. Butler noted, “We take pride in having achieved our recession-adjusted business goals for 2009, in terms of top and bottom line growth, while fulfilling our balance sheet objectives. Although business conditions were especially difficult due to a number of continual and intermittent forces including the general economic malaise, volatile raw material costs, and difficulty sourcing one of our Wood Treatment products, we implemented critical measures to: improve supply chain and manufacturing efficiencies, cut costs to ensure we would achieve profitable growth, used cash flow to eliminate outstanding revolver borrowings, and strengthened our cash position.”

He concluded, “We have amassed an enviable track record since we formalized our acquisition program seven years ago, with a compound annual growth rate in sales of 28% and earnings per share of 20%. We remain committed to building upon our three core competencies of maximizing free cash flow from operations, acquiring and optimizing businesses that are accretive to cash flow and earnings, and the efficient integration of those new businesses. In that regard, we are actively pursuing our next acquisition, and believe we will close on a purchase within one of our three business sectors in fiscal 2010.
We expect a strong first quarter in fiscal 2010, but anticipate that higher raw material prices, along with an easing of demand for treated wood by utilities and railroads will cause a partial retraction in the exceptional profitability we have experienced in recent quarters. Overall, we expect 2010 results to be slightly better than 2009. These expectations assume a continued gradual economic recovery, and exclude the impact of any acquisitions.”
Balance Sheet Discussion
John V. Sobchak, CFO of KMG, commented, “Net working capital at the close of the year quarter was $29.7 million. The cost cutting measures, including those stemming from the completed integration of our Electronic Chemicals business acquired last fiscal year, combined with pared down inventory levels and accounts receivable, particularly in that business, have made KMG a leaner company with substantially reduced working capital requirements. With our $35 million revolving credit facility fully available and our strong cash position, our balance sheet is very capable of supporting our ongoing acquisition efforts.
Conference Call
Messrs. Butler and Sobchak will conduct a conference call focusing on the financial results at 10:00 a.m. ET on Tuesday, October 13, 2009. Interested parties may participate in the call by dialing 866-861-6730. Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call, conference ID# 28156161.
The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG Chemicals, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	July 31,		July 31,
	2009	2008	2009	2008

NET SALES	$48,411	$51,360	$190,720	$154,394
COST OF SALES	28,860	36,553	126,553	107,563

Gross Profit	19,551	14,807	64,167	46,831
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,174	12,766	43,318	35,338

Operating income	9,377	2,041	20,849	11,493
OTHER INCOME (EXPENSE):
Interest income	—	2	7	438
Interest expense	(636)	(880)	(3,032)	(2,670)
Other, net	(45)	(10)	(340)	(55)

Total other expense, net	(681)	(888)	(3,365)	(2,287)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,696	1,153	17,484	9,206
Provision for income taxes	(3,775)	(553)	(7,248)	(3,550)

INCOME FROM CONTINUING OPERATIONS	4,921	600	10,236	5,656

DISCONTINUED OPERATIONS
Loss from discontinued operations, before taxes	(7)	(22)	(29)	(425)
Income tax (expense) benefit	—	(7)	8	144

Loss from discontinued operations	(7)	(29)	(21)	(281)

NET INCOME	4,914	571	$10,215	$5,375

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.44	$0.05	$0.92	$0.52
Income discontinued operations	—	—	—	(0.03)

Net Income	$0.44	$0.05	$0.92	$0.49
Diluted
Income from continuing operations	$0.44	$0.05	$0.91	$0.50
Income from discontinued operations	—	—	—	(0.02)

Net Income	$0.44	$0.05	$0.91	$0.48
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,099	11,006	11,085	10,978
Diluted	11,267	11,228	11,230	11,232

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$1,464	$1,622	$6,168	$5,665

Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	July 31,	July 31,
	2009	2008

Cash and cash equivalents	$7,174	$2,605

Net working capital	29,724	30,976

Total assets	143,508	155,798

Long-term debt, including current portion	46,292	61,016

Shareholders’ Equity	$70,977	$63,687